EXHIBIT 99

   Contact Information:

   United Financial Mortgage Corp.              Coffin Communications Group
   600 Enterprise Drive, Suite 206              15300 Ventura Blvd Suite 303
   Oak Brook, IL 60523                          Sherman Oaks, CA 91403
   Attn.: Steve Khoshabe, CFO                   Attn.:  William F. Coffin, CEO
   Phone: (630) 571-7222                        Phone:  (818) 789-0100
   Fax: (630) 571-2623                          Fax: (818) 789-1152

   ***FOR IMMEDIATE RELEASE***

     United Financial Mortgage Corp. Clarifies Registered Stock Symbol

   Oak Brook, Illinois, May 24, 2001 - United Financial Mortgage Corp.
   (CHX: UFM) ("UFM" or "The Company"), today announced there may be confusion with respect to the Company's stock symbol, namely "UFM," because a similiar stock symbol, UFMC, has been reported in the over-the-counter
   Pink Sheets. The Company's stock symbol as registered with the Chicago Stock Exchange is "UFM." Additionally, broker-dealer firms who prepare account statements may be incorrectly referring to "UFM" as "UFMC" in preparing such account statements.

   About United Financial Mortgage Corp.
   United Financial Mortgage Corp. is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, IL., and has regional offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply online for a mortgage.

   This press release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.